SOUTHWALL TECHNOLOGIES INC.
EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statements of Southwall Technologies Inc. on Form S-8 Nos. 33-28599 (filed on May 9, 1989), 33-37247 (filed on October 11, 1990), 33-42753 (filed on September 16, 1991), 33-51758 (filed on September 8, 1992), 33-82138 (filed on July 28, 1994), 333-34287 (filed August 25, 1997), 333-66277 (filed on October 28, 1998), 333-79359 (filed on May 26, 1999) and 333-38530 (filed on June 2, 2000), of our reports dated March 23, 2001 relating to the consolidated financial statements and financial statement schedule, which appear in the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
April 3, 2001